Exhibit 16.2

MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS

PCAOB REGISTERED

July 7, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Coastline Corporate Services, Inc. , which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K, of Coastline Corporate Services, Inc. to be filed on July 7, 2008 .. We agree with the statements concerning our firm in Item 4.01 of such Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered

Las Vegas, Nevada

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501